Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 10, 2013 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Cisco Systems, Inc.’s Annual Report on Form 10-K for the year ended July 27, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 21, 2014